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                                                                  Exhibit 10.2

                          U.S. FRANCHISE SYSTEMS, INC.
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), is made as of June 30, 2000, by and between U.S. FRANCHISE SYSTEMS, INC., a Delaware corporation having its principal place of business in Atlanta, Georgia (the "Company"); and MICHAEL A. LEVEN, an individual resident of the State of Georgia ("Employee"). This Agreement shall become effective upon the Effective Date. Company desires to continue the employment of Employee and Employee desires to continue to be employed by Company, on the terms and conditions set forth in this Agreement. Accordingly, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder and other consideration the receipt and sufficiency of which are acknowledged, hereby agree as follows:

         Section 1. Definitions. For purposes hereof, the following terms shall be defined as follows:

         a. "Affiliate" shall mean, with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the entity specified. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

         b. "Board" or "Board of Directors" shall mean Board of Directors of the Company.

         c. "Cause" shall mean:

            (i) the conviction of or plea of guilty or nolo contendere by Employee of any felony other than a traffic-related offense;

            (ii) fraud, theft, embezzlement or intentional misappropriation by Employee of funds of the Company or the Group;

            (iii) repeated neglect by Employee of his duties hereunder (other than on account of Disability); provided, however, that Cause as defined in this clause (iii) shall in no event mean:

                  (a) bad judgment or incompetence;

                  (b) negligence other than repeated neglect of duty or gross negligence;

                  (c) dissatisfaction by the Company with the Employee's
             performance of his duties hereunder (other than as a result of any of the occurrences set forth in


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              clauses (i), (ii) or (iii) set forth above) or a bona fide disagreement over corporate policy;

                     (d) any act or omission believed by the Employee in good
              faith to have been in the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled), unless such act or omission is in contravention of a lawful and reasonable direction of the Company's Board of Directors;

              (iv) a willful and material breach of Employee's obligations pursuant to this Employment Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have repeatedly neglected his duties within the meaning of clause (iii) or materially breached his obligations under this Employment Agreement within the meaning of clause (iv) above unless (a) the Company gives written notice to the Employee thereof specifying in detail the event or events which the Company asserts constitutes "Cause", (b) the Employee fails to remedy the matter within 30 days after receiving such notice and (c) there is delivered to Employee, a written copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for that purpose (after reasonable notice to Employee has been given and an opportunity for Employee, together with his counsel, to be heard before the Board at such meeting has been provided), finding in the good faith opinion of the Board, that Employee's action, inaction or breach (specifying in detail such action, inaction or breach) constitutes "Cause" within the meaning of clause (iii) or (iv) and Employee has failed to correct the action, inaction or breach in accordance with clause (b) after receipt of the notice described in clause (c).

         d. "Change of Control" shall mean any one of the following events occurring after the Effective Date:

                  (i) Any "Person" (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" within the meaning of Section 13(d)(3)) other than a member of the Investor Group acquires "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") or of 25% or more of the combined voting power of the Voting Securities if any such Voting Securities are acquired after the Investor Group owns less than 50% of such combined voting power; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are held or acquired by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute a Change of Control;

                  (ii) Consummation of a merger, consolidation or reorganization or approval by the Company's stockholders of a liquidation or dissolution of the Company or the


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         occurrence of a liquidation or dissolution of the Company ("Business
         Combination"), unless, following such Business Combination:

                           (a) the Persons with Beneficial Ownership of the
                  Company, immediately before such Business Combination, have Beneficial Ownership of more than 25% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (the "Surviving Company") and the Investor Group owns at least 20% of such voting securities;

                           (b) the individuals who were members of the Incumbent
                  Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

                           (c) no Person (other than the Company, any of its
                  subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 25% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the then combined voting power of the Surviving Company's then outstanding voting securities;

provided that no Change of Control shall be deemed to have occurred under this subparagraph (ii) if the Investor Group shall continue to have Beneficial Ownership of more than 25% of the then combined voting power of the then Outstanding Voting Securities and no other Person has Beneficial Ownership of a greater percentage of the then combined voting power.

                  (iii) Approval by the Company's stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a subsidiary of the Company or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of the Company and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

         e. "Disability" shall be defined as the inability for a continuous period of six (6) months or for a total of six (6) months in any twelve (12) month period of Employee to render substantial services to the Company due to accident, illness, sickness, or other physical or mental condition, as certified to the Company by a physician licensed to practice medicine in the State of Georgia.


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         f. "Effective Date" shall be the Closing Date as defined in the
Recapitalization Agreement dated June 2, 2000, among the Company, SDI, Inc., Meridian Associates, L.P., and HSA Properties, Inc.

         g. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         h. "Good Reason" means the occurrence of any one of the following events:

                  (i) any material breach (which is not corrected within 30 days following written notice from the Employee to the Company specifying such breach) by the Company of its obligations under this Agreement (including, without limitation, (a) the refusal or failure of the Company to pay the compensation and/or benefits due under this Agreement, (b) any diminution (without the Employee's consent), other than an insignificant or incidental diminution, in the Employee's duties, authority, responsibilities or reporting requirements (whether or not accompanied by a change in title), (c) the failure to elect the Employee to and continue his membership on the Board of Directors of the Company, or (d) the involuntary relocation of the Employee outside Atlanta, Georgia, or

                  (ii) resignation by Employee at the written request of the Company which has been authorized by the Company's Board of Directors.

         i. "Group" shall mean the Company and any other Affiliate of the Company controlled by the Company, including any subsidiary entity.

         j. "Investor Group " means Meridian Associates, L.P., SDI, Inc., HSA Properties, Inc., and any and all of the lineal descendants of Nicholas J. Pritzker, deceased, any and all trusts for their benefit or for the benefit of any of their spouses, and any Person owned or controlled by such lineal descendants or trusts and any Affiliate of any of the foregoing.

         k. "Non-Solicitation Period" shall mean the period of Employee's employment with Company and a period of three (3) years after the date that Employee's employment with Company terminates regardless of the reason therefor.

         l. "Share" shall mean a share of common stock of the Company.

         m. "Year" shall mean the twelve calendar month period commencing on the Effective Date if the Effective Date is the first day of a given calendar month, and as of the first day of the first calendar month immediately following if the Effective Date is a date other than the first day of a given calendar month, and ending on the last day of the twelfth full calendar month thereafter.

         Section 2.  Employment.

         a. Subject to the terms contained in this Agreement, Company hereby employs Employee and Employee hereby accepts such employment. Employee shall serve as Chief Executive Officer and Chairman of the Board of Directors of the Company and certain of the


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members of the Group and shall serve and perform the duties, exercise the powers and have the authority consistent in all respects with such positions. Employee shall report directly to the Board of Directors of the Company and shall not be required to report to any other officer or employee of the Company or a member of the Group. Subject to his election or appointment as such, the Employee agrees to serve without additional compensation during the Term as a director and a member of any committees of the Board of Directors of the Company or any company within the Group, provided that the Employee is indemnified for serving in any and all such capacities on a basis no less favorable than provided to any other director of the Company or a member of the Group. The Company agrees to use its best efforts to cause the Employee to be elected and continued in office throughout the Term as a member of the Board of Directors of the Company and as Chairman of the Board of Directors of the Company and shall include him in the management slate for election as a director of the Company at every stockholders meeting or vote of the stockholders of the Company during the Term at which his term as a director would otherwise expire. The Company further agrees that if the Board of Directors of the Company shall appoint an executive committee, the Employee shall be elected to serve as a member and chairman of such committee during the entire Term.

         b. During the Term and unless otherwise agreed with the Company, the Employee shall devote his primary attention to the performance of his duties and responsibilities on a substantially full time and exclusive basis during such business hours and such other periods and times as may be necessary for the proper performance of his duties. Notwithstanding any other provision to the contrary contained in this Section 2 but consistent with the commitment to perform services for the Company on substantially a full time and exclusive basis, nothing in this Section 2 is intended to preclude the Employee from devoting reasonable time to (i) serving on the boards of other entities (profit or not-for-profit), making public appearances, making speaking engagements, writing books or articles or other similar activities and retaining all compensation received from such activities; (ii) engaging in charitable and community activities; and (iii) managing his own investments.

         Section 3.  Term.

         The term of Employee's employment hereunder (the "Term") shall commence on the Effective Date and unless earlier terminated as provided in Section 5 of this Agreement, Employee's employment hereunder shall continue for a period of five (5) years from the Effective Date.

         Section 4. Compensation. During the Term, the Company shall provide to the Employee the following:

         a. The Company shall pay Employee a basic salary of U.S. $500,000 per year, payable bi-weekly in arrears, inclusive of any remuneration to which he may be entitled as an officer of the Company or any other company within the Group. All deductions and taxes required to be withheld by the Company under the law of the United States and the State of Georgia or any other state shall be deducted from such basic salary.

         b. The basic salary referred to in this paragraph shall be subject to increase by the Company at annual intervals in the light of prevailing economic circumstances and the Employee's


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performance but in any event such annual increases shall be at least equal to the annual percentage increase in the Consumer Price Index for the same annual intervals. For the purpose of this Agreement, "Consumer Price Index" shall mean the Consumer Price Index for all Urban Consumers, U.S. City average compiled and published by the United States Department of Labor. For the purpose of this Agreement, Employee's basic salary shall mean Employee's basic salary annualized, as most recently increased.

         c. Payment on behalf of the Employee of such sums as shall be required to maintain the following benefits on behalf of Employee:

            (1) Life Insurance. The Company shall provide term life insurance coverage on Employee's life in an amount at least equal to $3,000,000 on terms no less favorable than the coverage in effect on the day preceding the Effective Date. Such insurance shall be transferable to the Employee at no cost to the Company in the event of the termination of employment hereunder. The Company shall also pay Employee a periodic supplemental cash benefit equal to 45% of the taxable income required to be reported by Employee by reason of the Company's payment of premiums for such insurance.

            (2) Health Insurance. The Company shall provide executive health, dental and medical insurance covering Employee, Employee's spouse and Employee's dependents on terms no less favorable than the coverage in effect on the day preceding the Effective Date. If available on commercially reasonable terms, such insurance shall be transferable to the Employee at no cost to the Company in the event of the termination of employment hereunder.

            (3) Long term Disability Insurance. The Company shall provide long-term disability insurance for the Employee with coverage in the annual amount of at least $250,000 payable to death with no greater than a 90-day waiting period and on terms no less favorable than coverage in effect on the day preceding the Effective Date. Such insurance shall be transferable to the Employee at no cost to the Company in the event of the termination of employment hereunder. The Company shall also pay Employee a periodic supplemental cash benefit equal to 45% of the taxable income required to be reported by Employee by reason of the Company's payment of premiums for such insurance.

            (4) Long Term Home Care Insurance. The Company shall provide to the Employee, Employee's spouse and Employee's dependents insurance coverage for executive home or other facility assisted care on terms no less favorable than the coverage in effect on the day preceding the Effective Date. Such insurance shall be transferable to the Employee at no cost to the Company in the event of the termination of employment hereunder. The Company shall also pay Employee a periodic supplemental cash benefit equal to 45% of the taxable income required to be reported by Employee by reason of the Company's payment of premiums for such insurance.


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         Except as specifically provided in this Agreement, the Company shall not be required to pay any premiums with respect to any of the foregoing with respect to periods after the termination of employment hereunder.

         d. The Employee shall be eligible for participation in all employee welfare and benefit plans, programs and arrangements of the Company now or hereafter made generally available to all senior executives of the Company, as such plans, programs and arrangements may be in effect from time to time (including, without limitation, each retirement plan, supplemental and excess retirement plans, annual and long-term incentive compensation plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, pension plans and disability plans). The Employee shall also be eligible to participate in the Company's executive perquisites in accordance with the terms and provisions of the arrangements as generally in effect from time to time for all of the Company's senior executives. To the extent permitted under all applicable plans, programs, arrangements, and benefits (including, without limitation, the benefits or plans in Section 4.c. hereof), benefits shall inure to the Employee's spouse and eligible dependents.

         e. Prompt reimbursement of all out-of-pocket expenses properly incurred by the Employee in the performance of his duties and as shall properly be incurred by him and vouched for in connection with the Company's business.

         f. The Employee shall be entitled to not less than five (5) weeks annual holiday (in addition to legal or national holidays at his location of work) in each Year. Unusued vacation will not accumulate from year to year.

         g. In addition to the basic salary set forth above, Employee shall be paid a performance bonus no later than 120 days after the end of each fiscal year. Such performance bonus target shall be in an amount no less than $250,000. Employee shall be entitled to payment of 60% of the performance bonus target amount if the Company's financial and budgetary plan for the fiscal year is met. For purposes of the preceding sentence, the financial and budgetary plan for a fiscal year shall be determined by the Board acting in good faith. Employee shall be entitled to payment of 40% of the performance bonus target amount based upon satisfactory performance by the Employee, as reasonably determined in good faith by the Board of Directors.

         h. Subject to stockholder approval of the requisite amendment to the Amended and Restated 1996 Stock Option Plan, Employee shall be granted on the Effective Date two hundred thousand (200,000) options ("Options") to purchase shares of common stock of the Company ("Shares"). The per share exercise price for the Shares to be issued pursuant to the exercise of the Options ("Option Shares") shall be the "Initial Conversion Price" as defined in the provisions of the Company's Certificate of Incorporation setting forth the terms of the Company's Series B 6% Cumulative Convertible/Exchangeable Preferred Stock. The Options shall become vested and exercisable with respect to twenty percent (20%) of the Option Shares on each anniversary of the Effective Date and shall be exercisable until the tenth anniversary of the Effective Date. Notwithstanding the foregoing, the Options shall be vested and exercisable with respect to all Option Shares upon the termination of Employee's employment by the Company other than for Cause or by Executive for Good Reason, termination of Employee's employment by death or Disability or


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upon a Change of Control. Employee shall be granted additional options to purchase Shares from time to time as determined by the Board of Directors based on his performance.

         Section 5.  Termination.

         Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time by either party in accordance with the following terms:

         a. Death. In the event of Employee's death, this Agreement shall terminate immediately, provided, however, the Company shall be obligated to pay within thirty (30) days after Employee's death to Employee's family or estate a lump sum payment equal to the basic salary, unused vacation time (not to exceed five (5) weeks), and performance bonus actually earned or accrued as of the date of Employee's death, and Company shall for a period of twelve (12) months from the date of death continue for the benefit of the Employee's spouse and dependents all of Employee's base salary, health insurance and other welfare and benefit plans, programs and arrangements, including, without limitation, amounts required to maintain the benefits of insurance to be provided pursuant to
Section 4c. of this Agreement in effect at such time (if available under the plans).

         b. Disability. In the event the employment of Employee is interrupted due to the Disability of Employee, the basic salary and other benefits payable to Employee shall be continued by the Company for a period of six (6) full calendar months from the date of last regular employment. Should such Disability continue thereafter, no additional salary, performance bonus, fringe benefits, or other benefits shall be paid to Employee, and the Company shall have the right to terminate Employee's employment under this Agreement upon written notice to Employee. During the period of his Disability (including any period after the date of termination), the Employee shall be entitled to continued participation for himself, his spouse and his dependents Employee's benefits under the Company's health and welfare plans including, without limitation, the insurance to be provided pursuant to Section 4c. of this Agreement, and to continued participation in all the Company's employee benefit plans all to the extent permitted under the plans, and all vested rights which the Employee may have shall remain in full force and effect. Upon request, the Employee shall submit to reasonable tests and examination by a physician on behalf of the Company. In the event of disagreement of the two physicians consulted by Employee and the Company, the two shall select a third physician whose determination shall be deemed conclusive.

         c.       Termination Without Cause or For Good Reason.

                  (i) If the Company terminates Employee's employment hereunder without Cause effective at any time on or before the first anniversary of the Effective Date or Employee resigns for Good Reason effective at any time on or before the first anniversary of the Effective Date, the Company shall be obligated to pay all basic salary, fringe benefits, unused vacation time, and performance bonus accrued as of the date of termination and shall pay Employee within three days after termination of employment a single lump sum amount equal to the product of (a) two, multiplied by (b) the sum of Employee's basic salary and the Employee's performance bonus with respect to the fiscal year preceding such termination


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         of employment. The Company shall continue to pay Employee's health and other employee welfare benefits, including, without limitation, the amounts required to maintain the insurance to be provided pursuant to
         Section 4c. of this Agreement for two years following the effective date of termination of employment. During the Term (including the two-year period after the effective date of such termination), the Employee shall be entitled to continue participation for himself, his spouse and his dependents under the Company's health and welfare plans and to continued participation in all of the Company's employee benefit plans other than so-called executive perquisites, and all vested rights which the Employee may have shall remain in full force and effect and shall be deemed vested.

                  (ii) If the Company terminates Employee's employment hereunder without Cause effective at any time after the first anniversary of the Effective Date or Employee resigns for Good Reason effective at any time after the first anniversary of the Effective Date, the Company shall be obligated to pay all basic salary, fringe benefits, unused vacation time, and performance bonus accrued as of the date of termination and shall pay Employee within three days after termination of employment a single lump sum amount equal to the sum of Employee's basic salary and the Employee's performance bonus with respect to the fiscal year preceding such termination of employment. The Company shall continue to pay Employee's health and other employee welfare benefits, including, without limitation, the amounts required to maintain the insurance to be provided pursuant to Section 4c. of this Agreement for one year following the effective date of termination of employment. During the Term (including the one-year period after the effective date of such termination), the Employee shall be entitled to continue participation for himself, his spouse and his dependents under the Company's health and welfare plans and to continued participation in all of the Company's employee benefit plans other than so-called executive perquisites, and all vested rights which the Employee may have shall remain in full force and effect and shall be deemed vested.

         d. Resignation. In addition to Employee's right to resign for Good Reason, Employee may resign from employment hereunder at any time by providing Company with written notice at least six (6) months in advance of the effective date of the resignation. If Employee resigns without Good Reason, Company shall pay the basic salary, unused vacation time, and performance bonus actually earned or accrued through the effective date of resignation but shall have no further obligations under this Agreement whatsoever.

         e. Termination for Cause. Company may terminate Employee's employment hereunder at any time effective immediately for Cause. If Company terminates Employee for Cause, Company shall be obligated to pay Employee's basic salary and fringe benefits accrued only through the effective date of termination and shall not be responsible to pay any other amounts or provide any other benefits thereafter.

         Section 6. Other Provisions Governing Termination. The Employee shall not be required to mitigate amounts payable pursuant to Section 5 by seeking other employment or otherwise. The Employee's acceptance of other employment during the Term shall not, directly or indirectly, diminish or impair the amounts payable by the Company pursuant to Section 5.


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         Section 7.  Non-competition:

         a. During his employment with the Company and for a period of three years following termination of such employment, unless such termination is by the Company without Cause or by the Employee for Good Reason, Employee will not, directly or indirectly, Compete (as hereinafter defined) with the Company or any other member of the Group. "Compete" means to work for, represent, consult for or invest in (except owning less than one-half of one percent of a publicly traded company) as an officer, director (other than serving as a director of a company of which Employee currently serves as a director), employee, agent, or independent contractor, for a person or entity engaged in the Business (as hereinafter defined) anywhere within the Restricted Territory (as hereinafter defined). "Business" means any of the following services:

                  a. Hotel franchise system marketing, advertising and/or promotion, including, without limitation, specific hotel franchise sales and solicitation; or

                  b. Hotel franchise system operation or maintenance, including, without limitation, system specifications, quality control and policing, franchisee training, system design and implementation, hotel site selection formats, hotel space planning, standard system accounting, advertising fund support and maintenance, reservation system support and maintenance, and creation and maintenance of Standards, Operations or Site Construction Manuals.

"Restricted Territory" means any area within the United States that is (i)within a 50 mile radius surrounding the principal offices of the Company or any of its Affiliates at the time of Employee's termination, (ii) within a 10 mile radius surrounding any hotel licensed or franchised by the Company or any of its Affiliates at the time of Employee's termination, (iii) within a 10 mile radius surrounding any hotel for which the Company or any of its Affiliates is rendering services at the time of Employee's termination, or (iv) within a 10 mile radius surrounding the site of any proposed hotel licensed or franchised by the Company or any of its Affiliates at the time of Employee's termination.

         b. Employee acknowledges that the above covenants are a reasonable means of protecting and preserving the Company's goodwill, its investment in Employee and its other legitimate business interests. Employee agrees that any breach of these covenants will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by the Company.

         c. Employee and the Company agree that Employee's obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the unenforceability of these covenants after such third anniversary.


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         Section 8.  Nondisclosure of Trade Secrets and Confidential
Information.

         a. During the Non-Solicitation Period, Employee will not (except where Employee believes in good faith that disclosure is in furtherance of his employment hereunder), directly or indirectly, copy, reproduce, disseminate, use, exploit or disclose for the benefit of a competitor of Company (or the Group) or for Employees' own benefit or account, or publish and abandon to the public domain, any trade secrets of Company and the Group (regardless of whether evidenced by a written medium of expression), including but not limited to, those related to any of their hotel franchise systems and pending or prospective franchisees without the prior consent of the Company, including, without limitation:

                  (1) The identity of pending franchisees and franchise applications or particular prospects, regardless of whether such potential or pending franchisees are independently known to Employee or obtained or obtainable from Company's data base (provided that Company policy limits access to such data based on a need-to-know basis), and further provided that such restriction shall lapse when any such pending franchisee commences construction of a hotel under an executed franchise agreement from Company or its Affiliates, or their subfranchisors;

                  (2) Trade secrets included within any of the Company's franchise, construction, Standards, Operations or Site Construction Manuals;

                  (3) Hotel design, construction and space plan documents, including working drawings, related to the Microtel Hotel Franchise System owned by Company (but not the Best Hotel or Hawthorne Suites Systems) and any other so-called "Cookie Cutter" hotel franchise system operated by Company in the future during the term of this Employment Agreement; and

                  (4) The specific portions of any hotel reservation system software (constituting proprietary trade secrets) information, utilized by the Company, that are owned by or exclusively licensed to the Company, if any, that are not protected by federal patent or copyright registration, now or in the future.

         b. Employee acknowledges that the nondisclosure covenants contained in this Section are a reasonable means of protecting and preserving Company's interest in the confidentiality of this information. Employee agrees that any breach of these covenants will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Company.

         c. Employee and Company agree that Employee's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants.


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         Section 9.  Non-Solicitation.

         a. In consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder or otherwise, Employee agrees that, during the Non-Solicitation Period, he shall not, in any manner (other than as an employee of or a consultant to the Company or an Affiliate), directly or indirectly:

                  (1) employ or seek to employ, on his own behalf or on behalf of any other person or entity other than the Company or any member of the Group, any person who was employed by the Company or any member of the Group during Employee's employment with the Company or any person who is thereafter employed by the Company or the Group; or

                  (2) induce or attempt to induce any licensee, franchisee or supplier of the Company or any member of the Group to terminate it contractual relationship with the Company or such Group member; and

         b. In consideration for the compensation and benefits being paid and to be paid by the Company to Employee hereunder or otherwise, Employee further agrees that, unless his employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall not for a period of three years following such termination of employment solicit the Business or enter into any contractual relationship for the Business of any person or entity who was a franchisee or licensee of the Company or any Group member as of the termination date, unless such person or entity was a franchisee or licensee of a competitor of the Company as of the termination date and Employee's efforts to solicit such Business do not violate any other covenant of this Agreement.

         c. Employee acknowledges that the above covenants are a reasonable means of protecting and preserving Company's goodwill, its investment in Employee and its other legitimate business interests. Employee agrees that any breach of these covenants will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Company.

         d. Employee and Company agree that Employee's obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of these covenants.

         Section 10. Indemnification. The Company shall indemnify the Employee to the maximum extent permitted by applicable law and the Company's charter and by-laws as currently in effect (copies of which have heretofore been provided to the Employee) against all costs, charges and expenses (including, without limitation, legal fees or the provision of counsel by the Company) incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or the Group whether or not such action, suit or proceeding is brought during the Employee's employment by the Company. The Company will reimburse Employee for all reasonable legal fees and disbursements incurred by Employee in connection with the negotiation and preparation of this Agreement and all reasonable fees and disbursements incurred by Employee in connection with any dispute over the enforcement by Employee of his rights under this Agreement, but only if Employee prevails in such dispute.

         Section 11. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) on the business day following the day such notice or other communication is sent by recognized overnight courier, (c) on acknowledgment of the receipt of a facsimile of such notice or other communication, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

         If to the Company:

         U.S. Franchise Systems, Inc.
         13 Corporate Square
         Suite 250
         Atlanta, Georgia  30329
         Attn:___________________
         Facsimile No. __________

         With a copy to:

         Meridian Associations, L.P.
         200 West Madison Street
         Suite 3800
         Chicago, Illinois 60606
         Attn: ___________________
         Facsimile No. ___________

         If to the Employee:

         Michael A. Leven
         [Address]
         Facsimile No. [Facsimile Number]
         with a copy to:

         Terry M. Schlade
         Altheimer & Gray
         10 South Wacker Drive
         Suite 4000
         Chicago, Illinois  60606

         Section 12.  Miscellaneous.

         a. Severability. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. Without limitation of the other agreements contained in this Section, this provision shall be considered to be Employee's express consent to modification of any restriction or provision that is deemed to be overbroad or otherwise unreasonable in scope.

         b. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

         c. Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto, by any court or any governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

         d. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements, correspondence, or other communication governing the same subject matter. This Agreement may be modified, and its provisions may be waived, only by a written instrument signed by each of the parties hereto.

         e. Certain Additional Payments by the Company. If Employee becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment"), which Payments are reasonably determined by the Employee to be subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, (such excise tax is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Employee an additional amount ("Gross-Up Payment") such that the net amount retained by Employee, after deduction or payment of (i) any Excise Tax on Payments and (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section shall be equal to the full amount of the Payments. The Gross-Up Payment shall be paid to the Employee within ten (10) days after the Company's receipt of written notice from the Employee after a change of control has occurred that the Excise Tax has been paid, is or was payable or will be payable at any time in the future. Notwithstanding the foregoing, no Gross Up Payment shall be payable with respect to any change of control that may result from transactions occurring on or before the Effective Date.

         f. The employee stock purchase agreement originally executed on September 29, 1995 and then amended and restated August 23, 1996 between the Company and the Employee is terminated in its entirety as of the Effective Date and no Shares held by Employee are subject to any restrictions contained therein.

         g. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

U.S. FRANCHISE SYSTEMS, INC.,

a Delaware corporation

By: /s/ Stephen D. Aronson
   ------------------------

EMPLOYEE:

/s/ Michael A. Leven
---------------------------
Michael A. Leven